Exhibit 10.2
FORM OF BUSINESS OPPORTUNITIES AGREEMENT
THIS BUSINESS OPPORTUNITIES AGREEMENT (the “Agreement”) is entered into on, and effective as of                     , 2010 (the “Closing Date”), among Capital Maritime & Trading Corp., a Marshall Islands corporation (“Capital Maritime”) and Crude Carriers Corp., a Marshall Islands corporation (“Crude Carriers”).
RECITALS:
WHEREAS, Capital Maritime, Crude Carriers and their respective affiliates are engaged in the shipping business;
WHEREAS, Capital Ship Management Corp., a subsidiary of Capital Maritime, will serve as Crude Carriers’ manager pursuant to a Management Agreement dated as of the Closing Date (the “Management Agreement”);
WHEREAS, Crude Carriers and Capital Maritime wish to identify the circumstances under which, and the procedures pursuant to which, Business Opportunities (as defined below) of which a Capital Maritime Entity (as defined below) becomes aware are to be communicated to Crude Carriers and related protocols for pursuit of those Business Opportunities by Crude Carriers on the one hand and the Capital Maritime Entities on the other hand;
WHEREAS, Crude Carriers and Capital Maritime also wish to clarify that, subject to complying with applicable laws and regulations and the provisions of this Agreement and the Management Agreement, the Capital Maritime Entities shall not be restricted in the activities and lines of businesses that they may engage in as a result of the Management Agreement, this Agreement or any other relationship they may have with Crude Carriers;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          “Bareboat Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by Crude Carriers for an agreed period of time at a set rate per day under which all voyage related costs, such as fuel and port dues, and all operating expenses, including maintenance, crewing and insurance, are for the charterer’s account.
          “Bareboat Charter Opportunity” means a potential opportunity to enter into a Bareboat Charter Agreement.
          “Board” means the board of directors of Crude Carriers.
          “Business Opportunity” means a Spot Charter Opportunity, a Period Charter Opportunity, a Bareboat Charter Opportunity, a Vessel Acquisition Opportunity or any other business opportunity that

Crude Carriers would reasonably be expected to be capable of pursuing, but excluding the opportunity to enter a tanker vessel into a tanker pool.
          “Capital Maritime Entity” means Capital Maritime, its officers and directors and any Person controlled, directly or indirectly, by Capital Maritime, including, without limitation, Capital Ship Management Corp.
          “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than a Capital Maritime Entity with respect to Capital Maritime or Crude Carriers Investments Corp. and its affiliates with respect to Crude Carriers, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.
          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means that the Person directly or indirectly exercises a controlling influence over the management or policies of another Person.
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
          “Independent Directors’ Committee” means the independent directors’ committee of the Board.
          “Opportunity Period” means:
•	with respect to a Period Charter Opportunity or Bareboat Charter Opportunity, 48 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Period Charter Opportunity or Bareboat Charter Opportunity;

•	with respect to a Spot Charter Opportunity, a reasonable period of time in light of the circumstances (including without limitation the time period the Spot Charter Opportunity is expected to be available) from the time a Capital Maritime Entity informs Crude Carriers of such Spot Charter Opportunity;

•	with respect to a Vessel Acquisition Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity, unless Crude Carriers notifies Capital Maritime that it wishes to extend the Opportunity Period for such Vessel Acquisition Opportunity, in which case the Opportunity Period for such Vessel Acquisition Opportunity shall be

192 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity; and

•	with respect to any other Business Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Business Opportunity.
          “Period Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by Crude Carriers for an agreed period of time in excess of three months at a set rate per day under which the charterer pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.
          “Period Charter Opportunity” means a potential opportunity to enter into a Period Charter Agreement.
          “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
          “Spot Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by Crude Carriers for an agreed period of time of up to three months at a set rate per day under which the vessel operator pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.
          “Spot Charter Opportunity” means a potential opportunity to enter into a Spot Charter Agreement.
          “Vessel Acquisition Opportunity” means a potential opportunity to acquire a crude tanker vessel.
          “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.
ARTICLE II
BUSINESS OPPORTUNITIES
          Section 2.1. Except as otherwise provided by this agreement, Capital Maritime shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as Crude Carriers, and Crude Carriers shall not be deemed to have an interest or expectancy in any business opportunity, other than a Business Opportunity, in which Capital Maritime engages or seeks to engage merely because Crude Carriers engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.
          Section 2.2 (a) If Capital Maritime (or another Capital Maritime Entity) becomes aware of a Business Opportunity, whether through an officer or director shared with Crude Carriers or otherwise, then Capital Maritime shall inform (or cause the relevant Capital Maritime Entity to inform) Crude Carriers of such Business Opportunity by communicating with Andreas C. Konialidis or Jerry G. Kalogiratos as set forth in Section 3.5(a) below.
          (b) Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity from the date a Capital Maritime Entity becomes aware of such Business Opportunity until Crude Carriers has been notified of the Business Opportunity and the earlier of (i) the time the Opportunity Period for such Business Opportunity has lapsed without Crude Carriers informing the applicable Capital Maritime Entity that it elects to pursue or acquire the applicable Business Opportunity and (ii) the time Crude Carriers informs a Capital Maritime Entitiy that it does not intend to pursue such Business Opportunity.
          (c) After being informed of a Business Opportunity, Crude Carriers shall inform the Capital Maritime Entity that provided such notice, as promptly as practicable, of its election to (i) pursue or acquire such Business Opportunity, (ii) direct such Business Opportunity to another Person, or (iii) refrain from doing the foregoing.
          Section 2.3 If Crude Carriers elects, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity until such time as Crude Carriers abandons its pursuit of such Business Opportunity. If Crude Carries does not elect, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then any Capital Maritime Entity may pursue or acquire such Business Opportunity.
          Section 2.4 Notwithstanding the foregoing: (a) if Crude Carriers notifies a Capital Maritime Entity that it will not pursue or acquire a particular Business Opportunity or direct such Business Opportunity to another Person, thereafter any Capital Maritime Entity may pursue or acquire such Business Opportunity; and (b) the Capital Maritime Entities shall not be restricted in any way in pursuing business opportunities that are not Business Opportunities.
ARTICLE III
MISCELLANEOUS
          Section 3.1 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
          Section 3.2 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that such party is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 3.2, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by the parties hereto to jurisdiction and service contained in this Section 3.2 is solely for the purpose referred to in this Section 3.2 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
          Section 3.3 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.
          Section 3.4 Resolution of Disputes.
          (a) Any dispute, claim, or controversy arising out of or relating to this Agreement (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Section 3.4. These procedures shall be the sole and exclusive process for the resolution of any such Dispute.
          (b) Upon the written request of either party, the parties shall endeavor to settle the Dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules then in effect, except as modified herein. The mediator shall be selected by the parties hereto within five (5) days of the request for mediation. If the parties are unable to agree upon a mediator within five (5) days of the request for mediation, the mediator shall be selected by the American Arbitration Association. If the Dispute has not been resolved by mediation within ten (10) days of appointment of a mediator, either party may initiate arbitration as provided in this Section 3.4.
          (c) Any Dispute not resolved through the procedures set forth in Section 3.4(b) shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, except as modified herein. However, if a party has requested the other to participate in the procedures set forth in Section 3.4(b) above and the other has failed to participate, the requesting party may initiate arbitration immediately.
          (d) The arbitration shall be held, and the award rendered in, New York, New York. The language of the arbitration shall be English, but documents or testimony may be submitted in other language if a translation is provided. There shall be one arbitrator selected jointly by the parties within ten (10) days of respondent’s receipt of claimant’s demand for arbitration. If an arbitrator is not jointly selected by the parties within such ten-day period, such arbitrator will be selected within ten (10) days by the American Arbitration Association under its Commercial Arbitration Rules. The hearing shall be held no later than ninety (90) days following the appointment of the arbitrator. The arbitrator shall have no authority to amend or modify any of the terms of this Agreement. The arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Either party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The award shall be final and binding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon any award may be entered by any court having jurisdiction thereof.
          (e) Except to the extent necessary in connection with a proceeding relating to the arbitration or an arbitration award contemplated by this Section 3.4, information concerning (1) any documentary or other evidence given by a party or witness in the arbitration or (2) the arbitration award may not be disclosed by the arbitral tribunal, the administrator, any party, its counsel, or any other person or entity connected to the proceeding or related arbitration or judicial proceeding unless required to do so by contract, by law, or by a competent court or regulatory body, and then only to the extent of disclosing no more than that which is contractually or legally required. Any arbitrator shall be required to agree to treat as confidential the information outlined in clauses (1) and (2) of this Section 3.4(e) to the extent set forth in this Section 3.4(e). Following the resolution of or final arbitral decision made with respect to any Dispute, each party shall in good faith cooperate with the other party if such other party requires documentation to demonstrate to a third party that any Dispute that has been resolved.
          Section 3.5 Notices. (a) All notices required or permitted hereunder, if given in writing, shall be deemed effective (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, if not, then at the start of the recipient’s next business day. All communications shall be sent to the addresses set forth below or such other address or as a party may from time to time specify by notice to the other party hereto:
          If to Capital Maritime, at
Capital Maritime & Trading Corp.
3 Iassonos Street
Piraeus 185 37
Greece
Telephone: +30 210 428 4879
Fax: +30 210 428 4285
Email: i.lazaridis@capitalmaritime.com
Attention: Ioannis E. Lazaridis
          If to the Crude Carriers, at:
Crude Carriers Corp.
3 Iassonos Street
Piraeus 185 37
Greece
Telephone: +30 210 458 4900
Fax: +30 210 4285 679
Email: crude@crudecarrierscorp.com
Attention: Crude Carriers Corp
          To inform Crude Carriers of a Business Opportunity:
Telephone: +44 207 488 1208
Email: a.konialidis@crudecarrierscorp.com
With a copy to: chartering@crudecarrierscorp.com, sandp@crudecarrierscorp.com
Attention: Andreas C. Konialidis or Jerry G. Kalogiratos
Any communications made to inform Crude Carriers of a Business Opportunity that are not initially transmitted in writing must be confirmed in writing promptly thereafter.
          (b) All notices required or permitted hereunder, if given orally, shall be deemed effective upon the oral communication of the notice, whether in person or via telephone, to the officer listed in Section 3.5(a) of the party to be notified.

          Section 3.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
          Section 3.7 Termination. This Agreement shall terminate immediately upon a Change of Control of Capital Maritime or Crude Carriers. Capital Maritime may terminate this Agreement upon the termination of the Management Agreement, provided that (A) if the Management Agreement is terminated by Capital Maritime, other than as a result of (i) a material breach by the Company, (ii) a Change in Control of the Company or a sale of all or substantially all of the assets to a third party or (iii) the dissolution, insolvency or bankruptcy of the Company, then Capital Maritime may not terminate this Agreement until the earlier of (x) and (y) where (x) is the later of (1) the date that is 12 months from the date of termination of the Management Agreement and (2) the date that neither a majority of the executive officers nor a majority of the directors of the Company are also officers or directors of a Capital Maritime Entity and (y) is the first date that any event provided in clause (i) through (iii) above occurs.
          Section 3.8 Waiver; Effect Of Waiver Or Consent. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby; provided, however, that the Independent Directors’ Committee must agree to any extension or waiver of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of Crude Carriers’ Common Stock. No waiver or consent, express or implied, by any party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.
          Section 3.9 Amendment Or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the Independent Directors’ Committee must agree to any amendment or modification of this Agreement that, in the reasonable discretion of the Board, would reasonably be expected to adversely affect the holders of Crude Carriers’ Common Stock.
          Section 3.10 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other party hereto, and any purported assignment without the consent of the other party hereto shall be void.
          Section 3.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
          Section 3.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
          Section 3.13 Gender, Parts, Articles And Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
          Section 3.14 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
          Section 3.15 Withholding Or Granting Of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it may deem appropriate.
          Section 3.16 Laws And Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to violate or be in violation of any applicable law, statute, rule or regulation.
          Section 3.17 Rights of Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Capital Maritime or Crude Carriers shall have the right, separate and apart from Capital Maritime or Crude Carriers (as the case may be), to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.
          Section 3.18 Headings. The headings and other captions in this Agreement are for convenience and reference only; they are not part of this Agreement and shall not be used in interpreting, construing or enforcing any provision of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.
CAPITAL MARITIME & TRADING CORP.
By:
Name:
Title:
CRUDE CARRIERS CORP.
By:
Name:
Title: